EXHIBIT 5.1

June 10, 2013

Array BioPharma Inc.

3200 Walnut Street

Boulder, Colorado 80301

Ladies and Gentlemen:

We have acted as counsel to Array BioPharma Inc., a Delaware corporation (the “Company”) in connection with the offering of an aggregate of $132,250,000 principal amount of the Company’s 3.00% Convertible Senior Notes due 2020 (the “Notes”) initially convertible into 18,761,528 shares of the Company’s common stock, par value $.001 per share (the “Conversion Shares”), pursuant to the Registration Statement on Form S-3 (File No. 333-189048), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) pursuant to Rule 462(b) and 462(e) of the Act on June 3, 2013 and declared effective by the Commission on June 3, 2013 (the “Registration Statement”), including the prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the Notes filed with the Commission pursuant to Rule 424(b) promulgated under the Act (together with the Base Prospectus, the “Prospectus”).  The Notes are to be issued pursuant to the Indenture dated June 10, 2013, between the Company and Wells Fargo Bank, National Association, as Trustee (the “Base Indenture”), and a First Supplemental Indenture dated June 10, 2013, between the Company and Wells Fargo Bank, National Association, as Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5), of Regulation S-K, 17 C.F.R. § 229.601(b)(5) in connection with the Registration Statement.

In connection with this opinion, we have examined and relied upon originals or copies certified to our satisfaction of the Registration Statement, the Prospectus, the Indenture, the Amended and Restated Certificate of Incorporation, as amended, of the Company, the Amended and Restated Bylaws of the Company and such other documents, records, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinions expressed below. As to certain factual matters, we have relied upon certificates of the officers of the Company and have not independently sought to verify such matters.

In rendering this opinion, we have assumed (i) the genuineness and authenticity of all documents submitted to us as originals, (ii) the conformity to originals of all documents submitted to us as copies thereof, (iii) the accuracy, completeness and authenticity of certificates of public officials and (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.  With respect to our opinion as to the Conversion Shares, we have assumed that, at the time of issuance of such Conversion Shares, a sufficient number of shares of Common Stock will be authorized and available for issuance.

We have assumed that, with respect to the Notes, (i) prior to the execution of the Base Indenture and the Supplemental Indenture, the Indenture and the Supplemental Indenture will have been duly authorized by the Company and the Trustee by all necessary corporate action, (ii) the Indenture, in substantially the form filed as Exhibit 4.1 to the Current Report on Form 8-K filed on June 10, 2013, will be executed and delivered by the Company and the Trustee, and (iii) the Supplemental Indenture will have the terms described in the Prospectus Supplement and be duly executed and delivered by the Company and the Trustee in the form approved by the Company’s Board of Directors (or a duly constituted and empowered committee thereof).

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware.  Insofar as the opinion below relates to matters that are governed by the law of the State of New York, we have relied upon the opinion of Hogan Lovells US LLP, of Denver, Colorado, separately provided to you. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that (i) when duly executed and delivered by the Company, authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered to the purchasers thereof against payment therefor, the Notes will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general principles of equity and limitations on availability of equitable relief, including specific performance (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (ii) the Conversion Shares, when issued in accordance with the terms of the Notes, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to a Current Report on Form 8-K and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended. Other than with respect to matters of New York law, we further consent to the reliance by Hogan Lovells US LLP on our opinion in rendering its opinion to the Board of Directors of the Company on the date hereof, it being understood that our opinion speaks only as of the date hereof and that no reliance will have any effect on the scope, phrasing or originally intended use of our opinion.  This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Gross Hartman LLC

Gross Hartman LLC